Exhibit 10.30

EXHIBIT A
Statement of Work (SOW) #2

This Statement of Work ("SOW"),. by and between McorpCX, Inc. (Previously named Touchpoint Metrics, Inc.) ("Company") and Jamaica Money Market Brokers.Limited ("Client") is effective as of the later date signed below ("SOW Effective Date") and serves as Client's approval for Company to begin work on the project (the "Project") outlined in the McorpCX October 17, 2014 Protect Plan for titled "The Ideal State In-Branch Customer Experience: A Project Plan for the JMMB Group" ("Project Plan"), which is made part of this SOW by reference, the scope of which is described therein and further referenced in the followmg:

1. Agreement Name: Services Agreement ("Agreement")

2. Agreement Date: August 25, 2014

3. Project Name: CX Design and Improvement: An End-to-End Client Journey

4. Project Start Date: October 28, 2015

5. Approvals: The authorized approval source for Client is: lmani Duncan-Price

6. Consulting Services:

   (a)             Description of Consulting Services. Company will apply its proven approach to and methodological system for Customer Experience Management (CEM) to assist and guide the Client organization to define and improve the client experiences.

The insights gained in and strategies defined by this engagement will help Client to develop and consistently deliver easier, more relevant, enjoyable and effective interactions, resulting in predictable and delightful experiences for their customers at every stage of their journey.  Our approach will guide the joint identification of "As-Is" (current state) experiences, as well as the design of "To Be" ideal-state end-to-end journeys and development of an implementation framework for a single client persona.

While major aspects of the background and framework in the originally proposed Project Plan (including but not limited to brand, client experience and branch experience strategies) remain valid, and are directly applicable to non-branch and other cross-channel experiences, we plan to follow the same basic work plan and provide the same basic deliverables as outlined in the Project Plan, incorporating the updated focus in Phase 1 as defined below.

•	Target audience - A single persona, based in Jamaica
•
Journey - An end-to-end, cross-channel journey, including major client interactions/goals across the journey (TBD in Phase 1 but will include explicit short-term goals at each stage of the journey such as Discovery/Consideration/Purchase based on car loan with insurance and account opening, and

•	Onboard/Use based on use, service and support of same)
•	Channels - all, including integrated branch, phone, mobile and online

These end-to-end journey views will uncover major issues and customer needs while informing, guiding and supporting client experience improvement, initiatives prioritization and an implementation roadmap for driving business results across each stage of these journeys.

Specifically, Company will assist Client to:

•
Define (and codify) the current client experience across the defined journey at the channel, touchpoint and attribute levels, to identify specific strengths as well as gaps between expectations and actual experiences.

•	Evaluate opportunities across channels, touchpoints and experiences, resulting in the design of an "ideal client experience" for this journey.

Exhibit A: SOW #1

•
Through the blueprinting process, develop an implementation roadmap which will guide prioritization of initiatives to help close identified gaps between "As-Is'' (current) and "To-Be" (ideal) experiences across these journeys, to achieve desired business goals.

•
Deliver a prioritized series of recommendations for implementing the most important initiatives which will help to achieve business goals and drive value through experience improvement, optimization and transformation.

      (b)   Key Activities. The key activities for each phase of work are as follows:

Phase 1: Immersion and Persona Finalization - Define target persona and end-to-end client journey stages, finalize specific engagement objectives and update Project Plan accordingly.
•	Project kick-off
•	Detailed project schedule
•	Review client-supplied data in the context of the end-to-end client journey
•	Provide templates to guide Client in their finalization of the target persona.

Phase 2: Current State Journey Maps - As explicitly defined on pages 33, 38 and 39, and 41-43 of the current Project Plan, we will define current experience for target client persona across a defined, end-to-end journey, to truly understand the "current state" situation.
•	Deliver Journey Map Framework, summarizing the major content areas each map will include.
•	Conduct Journey Mapping workshops (Over 3 consecutive days, ~12-15 attendees)
o	Day 1: Current state Journey Mapping, opportunities definition prioritization
o	Day 2: Ideal state Journey Mapping opportunities definition prioritization
o	Include separate articulation of client wants, needs and pain points
•	Draft, finalize and share completed "current state" Journey Maps following workshops (likely 2 maps, depicting pre- and post-purchase, to be determined during client journey definition in Phase 1)

Phase 3: Ideal State Journey Maps - As explicitly defined on pages 34, 38 and 39, and 41-43 of the current Project Plan, we will define and map the "ideal" client experience across this same end-to-end journey, to bring the client experience model to life by designing "ideal state" journeys.
•	Leverage strategy and design framework defined by McorpCX in 2014 JMMB Project Plan
•	Draft, finalize and share completed "ideal state" Journey Maps (likely 2 maps, depicting pre- and post-purchase, to be determined during client journey definition in Phase 1)
•	Key stakeholder presentation of ideal state journeys delivered remotely

Phase 4: Service Blueprints and Experience Design Recommendations - As explicitly defined on pages 35, 38 and 40, and 44-46 of the current Project Plan, we will bring the ideal state customer journey map to life by mapping out the sequence of client interactions end-to-end, including the articulation of opportunities to "add, remove or improve" interactions, systems, etc. to close existing gaps and enable delivery of the ideal client experience.  Explicit ROI objectives for target persona include increased retention and wallet share, greater word-of-mouth recommendations, reductions in service delivery cost and increased speed through the client journey.
•	Gather, review codify and share pre-read materials
•	Conduct in-depth blueprinting workshops (Over 2 consecutive days, ~12-15 attendees each)
•	Draft, finalize and share completed service blueprints (2 blueprints focused on prioritized cross-channel opportunities, to be determined during prioritization activities in Phase 2)
•	Final Implementation Roadmap, which will include functional area responsibilities across the Client organization for the closing of existing experience gaps, and the delivery of ideal state experiences.
•	Final key stakeholder presentation delivered remotely

In the delivery of these services, McorpCX staff will be onsite on two separate occasions for a maximum of 10 "person days" at Client site in Jamaica. While TBD based on final schedule, Company anticipates 2

Exhibit A: SOW #1

senior staff on site for 5 calendar days, with the first visit including 1 day of preparation, and 2 days of workshops, and the second visit including 2 days of workshops.

      (c)   Client Responsibilities. Customer experience impacts all aspects of a business. As a result, rapid progress towards increased client-centricity and a sector-leading customer experience management (CEM) capability will come only with the direct involvement of and commitment by Client leadership and associates, working closely with the Company's engagement team.

Client will provide adequate access to and time with Client stakeholders, as well as providing access to key personnel responsible for customer experience mapping activities. This will include availability for participation in remote and onsite interviews including experience strategy and design alignment, journey mapping and blueprinting workshops, and executive presentations.

Project management personnel will need to be available to the Company's team for guidance in navigating Client's business, engaging appropriate resources, coordinating logistics, managing updates and communications for the duration of the initial engagement.

Related to project deliverables, Client staff will be responsible for providing the following deliverables and completing all related tasks. As other project milestones are dependent on these deliverables, the milestone delivery schedule for the Services is entirely dependent on Client meeting assigned deadlines.

Engagement-related client deliverables and activities include:
▪	Develop and finalize persona using McorpCX templates
▪	Definition of high-level client journey
▪	Approval of strategy and design framework defined by Mcorp in 2014 JMMB Project Plan

Beyond this, specific Client responsibilities also include:
▪	Timely responses to questions, requests for information and decision support
▪	Identification and coordination (including scheduling) of participants for all stakeholder interviews, workshop and presentation attendees
▪	Adequate access to and time with the appropriate JMMB team members and key personnel for participation in data gathering, workshops and presentations.

Note that specific responsibilities, milestones and dependencies will be defined in Phase 1.

      (d)   Deliverables/Delivery Schedule. Based on a start date of October 28, 2015 McorpCX shall complete and deliver all services to Client on or before April 15, 2016, dependent on client adherence to responsibilities defined in 7(c) above. The milestone delivery schedule for the Services is based on the draft schedule presented in the Project Plan, and shall be as follows:

Milestone #	Deliverables to be Completed	Due on or Before
1	Project kick-off conducted	11/6/2015
2	Phase 1: Immersion and Persona Finalization	12/15/2015
3	Phase 2: Current State Journey Maps	1/31/2015
4	Phase 3: Ideal State Journey Maps	2/28/2016
5	Phase 4: Service Blueprints and Experience Design Recommendations	4/15/2016
6	Additional Training/On-Site Visits	TBD

      (e)   Deliverables Acceptance. Each deliverable will be deemed accepted by Client unless, within ten (10) days, Client rejects the deliverable in a written notice to McorpCX that specifies in reasonable detail the reason for the rejection. If Client rejects the deliverable, McorpCX will use commercially reasonable efforts to: (1) promptly correct the deliverable, or (2) if it is impracticable to promptly correct the deliverable, provide Client with a written plan to correct the deliverable, including a

Exhibit A: SOW #1

schedule. If McorpCX disagrees with Client's rejection of the deliverable, the Company's project manager will immediately notify Client's project manager and schedule a meeting to discuss and resolve the issue. If the project managers are unable to resolve the issue, then it will be referred to the parties' executives for resolution in accordance with the Agreement.

      (f)    All Deliverables by the Company pursuant to sub-clause (d) above (including journey maps and service blueprints) shall constitute Client Deliverables for the purposes of the Agreement.

7. Client Materials:

Subject to the confidentiality provisions of the Agreement, Client is responsible for providing at no charge and in a timely manner with all internal resources, records, facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and timely and accurate responses from personnel, agents, and vendors to all communications from McorpCX. Client is responsible for the truth, accuracy, and legality of all content provided to McorpCX. Client acknowledges that delays on its part may adversely affect schedules and costs. Client and Client agents and vendors (if any) will provide McorpCX at no charge and in a timely manner with all facilities, equipment, data, information, tools, software, documentation, materials, data, content or other information or resources, as well as access to and responses from their personnel, agents, and vendors ("Client Materials") reasonably required by McorpCX to provide the Services under this SOW. Client will ensure that it has all rights and consents necessary for McorpCX to use such Client Materials. Client understands and acknowledges that McorpCX's performance of the Services depends on Client and Client agents and vendors (if any) providing the Client Materials in a timely manner, and that any failure or delay will prevent or delay McorpCX performance of the Services. Client is responsible for and assumes the risk of any problems resulting from the Client Materials.

8. Fees, Expenses and Payment Terms:

      (a)   Consulting Fees. Total fees for Consulting Services are ninety thousand U.S. dollars ($90,000 USD). Consulting fees will be invoiced to Client by Company and are chargeable according the following schedule:

Amount (U.S. dollars)	Chargeable:
$36,000.00	Upon execution of this SOW
$13,500.00	Upon acceptance by Client of Deliverables at Milestone 2
$13,500.00	Upon acceptance by Client of Deliverables at Milestone 3
$13,500.00	Upon acceptance by Client of Deliverables at Milestone 4
$13,500.00	Upon acceptance by Client of Deliverables at Milestone 5

Additional on-site Training, Consulting or Presentation Services are available as requested in writing by client, at the rate of five-thousand U.S. dollars ($5,000) per day.

      (b)   Expenses. All out-of-pocket expenses are billed at cost, and will not exceed $15,000.00 USD without written approval obtained from Client in advance of these expenses being incurred. Any out-of-pocket expense exceeding $5,000 that are agreed to in advance by Client are subject to a 50% deposit, payable to MCorpCX prior to ordering the service.

      (c)   Payment Terms. Client agrees to pay all fees and expenses in United States dollars according to the payment schedule above and the Payment Terms set forth in the Services Agreement.

9. Statement of Work Term and Termination:

The term of this Statement of Work shall begin on the Effective Date and shall continue in effect until completion of the Project. This SOW may, after complying with Section 8.7.1 of the Agreement, be terminated by either party if the other party fails to cure a breach of any material provision of this SOW

Exhibit A: SOW #1

(which shall include the Company's duty to provide the Consulting Services and complete the Deliverables within the stipulated time, subject to any delay caused by the Client) within thirty (30) days after receipt of written notice of such breach. The Company and the Client may temporarily cease performance of its obligations during any cure period.

This Statement of Work is entered under and subject and pursuant to the Services Agreement between McorpCX and the Client, and is subject to all the terms and conditions of the Agreement.  Any capitalized terms not defined in this Statement of Work shall have the meanings ascribed to them in the Agreement. This Statement of Work supplements and incorporates by reference the relevant terms of the Agreement. The parties have executed this Statement of Work on the respective dates set forth below.

For the Company		Accepted for Client
McorpCX, Inc.		Jamaica Money Market Brokers Limited

By:	MICHAEL HINSHAW	By:	IMANI DUNCAN-PRICE

Name:	Michael Hinshaw	Name:	Imani Duncan-Price

Title:	President & CEO	Title:	Group Chief Strategy Officer

Date:	10.28.15	Date:	Oct 28, 2015

201 Spear Street, Suite 1100		Address:	6 Haughton Terrace
San Francisco, CA, 94105
415.526.2655 (phone)		Kgn 10 Jamaica
415.526.2650 (fax)
admin@tpmetrics.com		Phone:	876 704-3723

		Fax:	876 967-6765

		Email:	imani_duncan-price@jmmb.com

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